Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-178051 and 333-253317) on Form S-8 of our report dated June 16, 2022, with respect to the financial statements and schedules of the Markel Corporation Retirement Savings Plan.

/s/ KPMG LLP

Richmond, Virginia
June 16, 2022